UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PETROQUEST ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PETROQUEST ENERGY, INC.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2014

Dear Stockholders:

We cordially invite you to attend our 2014 annual meeting of stockholders. The meeting will be held on Wednesday, May 21, 2014, at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508. At the meeting we will:

1. Elect the Board of Directors;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3. Hold an advisory vote to approve the company’s executive compensation; and

4. Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Monday, March 24, 2014 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Edward E. Abels, Jr.
Edward E. Abels, Jr. Executive Vice President – General Counsel and Secretary

Lafayette, Louisiana

April 8, 2014

PETROQUEST ENERGY, INC.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2014 annual meeting of stockholders to be held on Wednesday, May 21, 2014 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

PetroQuest will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:	The Board set March 24, 2014 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, March 24, 2014. On that date, there were 65,940,371 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Three proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	Advisory approval of the company’s executive compensation.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (sometimes referred to herein as the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 8, 2014 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about April 8, 2014, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:	No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:	For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, the adoption of, or amendments to, employee stock purchase plans, or the advisory proposal on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors and the advisory proposal on executive compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:	Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and “FOR” the approval, on an advisory basis, of the company’s executive compensation.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 — Advisory approval of the company’s executive compensation.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE, recommended the six directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Charles T. Goodson	58	Chairman of the Board, Chief Executive Officer, President and Director	1998
William W. Rucks, IV (1)(2)(3)	56	Director	1999
E. Wayne Nordberg (1)(2)(3)	75	Director	2000
Michael L. Finch (1)(2)(3)	58	Director	2003
W. J. Gordon, III (1)(2)(3)	65	Director	2004
Charles F. Mitchell, II, M.D. (1)(2)(3)	65	Director	2005

(1)	Member, Audit Committee of our Board of Directors.
(2)	Member, Compensation Committee of our Board of Directors.
(3)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

Charles T. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer and as a member of our Board of Directors since September 1998. He has also served as our President since July 2004, and previously served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a landman for Mobil Oil Corporation. In addition, Mr. Goodson currently serves on the boards of directors of Iberia Bank (Lafayette Advisory Board Member), the Federal Reserve Bank of Atlanta – New Orleans Branch (Energy Advisory Council Member), Our Lady of Lourdes Regional Medical Center and the Louisiana Oil & Gas Association. As a result of these and other professional experiences, and his longevity with the company, Mr. Goodson possesses broad and particular knowledge of all aspects of the oil and natural gas production industry and extensive leadership experience as our Chairman, Chief Executive Officer and President.

William W. Rucks, IV has served as a member of our Board of Directors since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001, and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979. As a result of these and other professional experiences, including his prior service within management and as a member of the boards of directors of other public companies within our industry, Mr. Rucks possesses broad knowledge of all aspects of the oil and natural gas production industry and is able to share his insights as to best practices from those experiences.

E. Wayne Nordberg has served as a member of our Board of Directors since April 2000. He is currently Chairman of Hollow Brook Wealth Management LLC, an SEC registered investment advisor managing or advising investment assets of $1.7 billion. From January 2003 to November 2007, he served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Capital Management, Inc. and Reaves Utility Income Fund as well as a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus. Mr. Nordberg is particularly familiar with the financial measures used to analyze business performance within the oil and natural gas production industry and with the capital markets. As a director of the company since 2000, Mr. Nordberg possesses a depth of knowledge concerning our company and its operations in particular and our industry in general.

Michael L. Finch has served as a member of our Board of Directors since November 2003. Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976. Mr. Finch has extensive financial and operating experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him to serve as our Audit Committee financial expert and Chairman.

W. J. Gordon, III has served as a member of our Board of Directors since January 2004. Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco’s Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. He has worked for the past 11 years for the Franciscan Missionaries of Our Lady Health System and is currently Senior Vice President of Strategy and Talent Management. He serves on the Advisory Board of IberiaBank Corporation and as a Trustee, Secretary/Treasurer and a member of the Executive Committee of the University of Louisiana at Lafayette Foundation. He is also a founding board member of the Community Foundation of Acadiana and serves on the Board of the Greater Lafayette Chamber of Commerce as well as the Board of the Lafayette Community Healthcare Clinic. Mr. Gordon received his Bachelor of Science in Physics and Military Science Degree from Southern University in Baton Rouge, Louisiana in 1970. Mr. Gordon’s vast experience and extensive knowledge of our industry, having served in management domestically and internationally with a major oil and natural gas company, together with his strategic management and leadership experience in several industries strengthen the board’s collective qualifications, skills and experience.

Charles F. Mitchell, II, M.D. has served as a member of our Board of Directors since March 2005. Dr. Mitchell is a surgeon and has been senior partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Previously, he held Board positions with Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation from 1995 to 2005. He also currently serves on the Board of the Mendez Foundation in Tampa, Florida, and is a manager/director of numerous private investments. Having served on the boards of directors of other public oil and natural gas production companies for several years, which included compensation committee service, Dr. Mitchell brings a depth of knowledge and experience to our board of directors that qualifies him to serve as our Compensation Committee Chairman.

Director Independence

The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.

Based on these standards, our Board of Directors has affirmatively determined that Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs. Finch and Gordon, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg and Mr. Rucks, the Board considered each of Mr. Nordberg’s and Mr. Rucks’ relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside PetroQuest and the oil and gas industry, while the Chief Executive Officer brings PetroQuest-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow and communication between senior management and the Board of Directors, which are both essential to effective governance.

One of the key responsibilities of the Board of Directors is to develop a strategic direction for PetroQuest and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations as well as our Code of Business Conduct and Ethics. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.

Lead Director

Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which our management director and members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In February 2006, William W. Rucks, IV was designated by the Board to serve in this position.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors attended the 2013 annual meeting.

Board and Committee Activity, Structure and Compensation

Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines and committee charters are available in the “Investors – Corporate Governance” section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the “Investors – Corporate Governance” section of our website at www.petroquest.com, and is available in print to any stockholder who requests it. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.

During 2013, our Board of Directors held nine meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.

Audit Committee. The current members of the Audit Committee are Michael L. Finch (Chairman), W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2013. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Michael L. Finch is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of

PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.

Compensation Committee. The current members of the Compensation Committee are Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met five times during 2013. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee may delegate any of its responsibilities to subcommittees as the committee deems appropriate, provided the subcommittees are composed entirely of independent directors. The committee’s processes and procedures for determining executive compensation are described below under “Other Information – Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV. The committee did not meet during 2013, and instead acted by written consent. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest. Although not part of any formal policy, our goal is a balanced and diverse board of directors, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. Attributes such as character, integrity, judgment, experience, professional achievements and financial and business acumen are cited in our Corporate Governance Guidelines as among the principal qualifications of an effective director.

Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.

Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in this proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.

In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.

Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.

Compensation of Directors. Our one employee director is not separately compensated for his service as a director. In 2013, each of our non-employee directors received an annual retainer fee of $70,000. The Chairman of the Audit Committee received an additional annual cash retainer of $15,000 and the Chairman of the Compensation Committee received an additional annual cash retainer of $10,000. Each non-employee director also received an attendance fee of $1,250 for each meeting of the Board of Directors or committee attended until the annual meeting of stockholders held in May 2013 when the attendance fee was increased to $1,500 per Board or committee meeting attended. In May 2013, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell each received 15,000 shares of restricted common stock. The transfer restrictions on restricted common stock lapse as to 100% of the shares granted on the earlier to occur of the first anniversary of the grant date or the 2014 annual meeting of stockholders. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.

The following table summarizes the annual compensation for our non-employee directors during 2013.

Director Compensation for Fiscal Year-End December 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)	Total ($)
Michael L. Finch	102,000	72,150	0	174,150
W. J. Gordon, III	85,500	72,150	0	157,650
Charles F. Mitchell, II, M.D.	95,500	72,150	0	167,650
E. Wayne Nordberg	85,750	72,150	0	157,900
William W. Rucks, IV	84,000	72,150	0	156,150

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to our 2013 Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2014.
(2)	Each of the directors was granted 15,000 shares of restricted common stock in 2013 with a grant date fair value, computed in accordance with FASB ASC Topic 718, of $4.81 per share. As of December 31, 2013, each of Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 22,500 of restricted common stock outstanding.
(3)	As of December 31, 2013, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 40,833, 47,500, 67,500, 107,500 and 77,500 stock options outstanding, respectively.

Vote Required

The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Ernst & Young was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2012 and 2013 for services performed by Ernst & Young LLP:

	2012	2013
Audit Fees(1)	$356,150	$741,750
Audit Related Fees(2)	—	—
Tax Fees(3)	24,600	24,000
All Other Fees(4)	—	—

Total Fees	$380,750	$765,750

(1)	Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. In 2012, audit fees included $11,500 related to services provided in connection with the filing of a registration statement on Form S-8 and $27,650 related to reimbursement of out-of-pocket expenses. In 2013, audit fees included $127,000 related to services provided in connection with the filing of registration statements, $170,000 related to services provided in connection with the private offering of our 10% Senior Notes due 2017, and $59,750 related to reimbursement of out of pocket expenses.
(2)	Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”
(3)	Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.
(4)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2012 and 2013.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of

Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2013 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Michael L. Finch, Chairman

W. J. Gordon, III

Charles F. Mitchell, II, M.D.

E. Wayne Nordberg

William W. Rucks, IV

Vote Required

The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Proposal 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the meeting:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the company’s 2014 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term cash and equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

Vote Required

The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

OTHER INFORMATION

Principal Stockholders

The following table presents certain information as of March 24, 2014, as to:

•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
SPO Advisory Corp. (3)	6,443,484	10.0%
BlackRock Inc. (4)	5,487,308	8.5%
Charles T. Goodson (5)	3,733,723	5.8%
William W. Rucks, IV (6)	1,394,716	2.2%
E. Wayne Nordberg (7)	742,360	1.2%
W. Todd Zehnder (8)	552,330	*
Arthur M. Mixon, III (9)	525,986	*
Charles F. Mitchell, II, M.D. (10)	380,386	*
J. Bond Clement (11)	369,233	*
Michael L. Finch (12)	247,830	*
Tracy Price (13)	172,609	*
W. J. Gordon, III (14)	110,000	*
All directors and executive officers as a group (11 persons) (15)	8,324,380	12.8%

*	Less than 1%
(1)	Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(2)	Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.
(3)	Based on a Schedule 13G/A filed on February 14, 2014, by SPO Partners II, L.P., a Delaware limited partnership (“SPO Partners”), SPO Advisory Partners, L.P., a Delaware limited partnership (“SPO Advisory”), San Francisco Partners, L.P., a California limited partnership (“SF Partners”), SF Advisory Partners, L.P., a Delaware limited partnership (“SF Advisory”), SPO Advisory Corp., a Delaware corporation (“SPO Corp.”), John H. Scully (“JHS”), Edward H. McDermott (“EHM”) and Eli J. Weinberg (“EJW”). SPO Partners, SPO Advisory, SF Partners, SF Advisory, SPO Corp., JHS, EHM and EJW are hereinafter referred to as the “SPO Parties.” The principal business address of each of the SPO Parties is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Of the total amount, 6,186,484 shares are owned directly by SPO Partners, and may be deemed to be indirectly beneficially owned by (i) SPO Advisory, the sole general partner of SPO Partners, (ii) SPO Corp., the sole general partner of SPO Advisory, and (iii) JHS, EHM and EJW, the three controlling persons of SPO Corp. Additionally, 242,900 shares are owned directly by SF Partners, and may be deemed to be indirectly beneficially owned by (i) SF Advisory, the sole general partner of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS, EHM and EJW, the three controlling persons of SPO Corp. Additionally, (i) 14,100 shares are owned by JHS and are held in an IRA, which is self-directed, and (ii) 800 shares are owned by EHM and are held in an IRA, which is self-directed.
(4)	Based on a Schedule 13G/A filed on January 30, 2014 by Blackrock Inc. (“Blackrock”). The address for Blackrock is 40 East 52nd Street, New York, New York 10022. Blackrock has sole power to vote or to direct the vote of 5,325,331 shares and sole power to dispose or to direct the disposition of 5,487,308 shares.
(5)	Includes (i) 3,580,953 shares of common stock directly held by Mr. Goodson and (ii) 152,770 shares of common stock issuable on the exercise of vested options. As of March 24, 2014, Mr. Goodson had pledged 473,941 shares of common stock to an investment firm as security for a margin account and 500,000 shares of common stock as security for a loan in 2013. These pledges were approved by the Board as exceptions to the prohibitions contained in our insider trading policy on such arrangements.
(6)	Includes (i) 1,332,500 shares of common stock directly held by Mr. Rucks, (ii) 45,000 shares of common stock issuable on the exercise of vested options and (iii) 17,216 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).
(7)	Includes (i) 327,500 shares of common stock directly held by Mr. Nordberg, (ii) 134,900 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iii) 90,060 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (iv) 64,950 shares of common stock directly held by the Olivia S. Nordberg Trust, (v) 79,950 shares of common stock directly held by the Anna and Samuel Nordberg Trust and (vi) 45,000 shares of common stock issuable on the exercise of vested options.

(8)	Includes (i) 361,453 shares of common stock directly held by Mr. Zehnder and (ii) 190,877 shares of common stock issuable on the exercise of vested options.
(9)	Includes (i) 448,494 shares of common stock directly held by Mr. Mixon and (ii) 77,492 shares of common stock issuable on the exercise of vested options.
(10)	Includes (i) 298,500 shares of common stock directly held by Dr. Mitchell, (ii) 75,000 shares of common stock issuable on the exercise of vested options and (iii) 6,886 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).
(11)	Includes (i) 288,028 shares of common stock directly held by Mr. Clement and (ii) 81,205 shares of common stock issuable upon the exercise of vested options.
(12)	Includes (i) 199,167 shares of common stock directly held by Mr. Finch, (ii) 38,333 shares of common stock issuable on the exercise of vested options and (iii) 10,330 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).
(13)	Includes (i) 143,618 shares of common stock directly held by Mr. Price and (ii) 28,991 shares of common stock issuable on the exercise of vested options.
(14)	Includes (i) 65,000 shares of common stock directly held by Mr. Gordon and (ii) 45,000 shares of common stock issuable on the exercise of vested options.
(15)	Includes (i) 779,668 shares of common stock issuable on the exercise of vested options and (ii) 34,432 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	58	Chairman of the Board, Chief Executive Officer, President and Director
W. Todd Zehnder	38	Chief Operating Officer
J. Bond Clement	42	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	55	Executive Vice President – Operations and Production
Tracy Price	55	Executive Vice President – Business Development and Land
Edward E. Abels, Jr.	56	Executive Vice President – General Counsel and Secretary

W. Todd Zehnder has served as our Chief Operating Officer since October 2009. He has also served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2008 to October 2009, as our Controller from February 2001 to October 2004, as our Marketing Manager from June 2003 to June 2005, as our Director of Corporate Communications from October 2004 to June 2005, as our Vice President of Corporate Communications from June 2005 to May 2007, as our Vice President of Oil & Gas Marketing from June 2005 to March 2008 and as our Vice President of Corporate Development from May 2007 to March 2008. Prior to joining us in February 2001, Mr. Zehnder served the oil and gas industry for five years with KPMG LLP, where he attained the level of Manager. He earned a Bachelor of Science Degree from Louisiana State University in 1996 and is a member of Independent Petroleum Association of America, the Louisiana Oil & Gas Association, and the American Institute of Certified Public Accountants.

J. Bond Clement has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2009. He has also served as our Senior Vice President and Chief Accounting Officer from March 2008 to October 2009, as our Controller from October 2004 until March 2008, as a Vice President from May 2006 to August 2007 and as our Vice President of Finance from August 2007 to March 2008. Prior to joining us in October 2004, Mr. Clement served in a variety of finance and accounting related management positions at Stone Energy Corporation from 1997 to 2004, including most recently as Controller, and at Freeport-McMoRan Inc. from 1996 to 1997. From 1993 to 1996, Mr. Clement worked at Arthur Andersen LLP primarily auditing energy related clients. Mr. Clement earned a Bachelor of Science Degree in Accounting, Cum Laude, from Louisiana State University in 1993 and was a Certified Public Accountant.

Arthur M. Mixon, III has served as our Executive Vice President – Operations and Production since October 2009. He also served as our Executive Vice President – Exploration and Production from May 2006 to October 2009 and as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated 20 years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, American Association of Drilling Engineers, American Petroleum Institute, and the Louisiana Oil and Gas Association. Additionally, he is a member of the National Ocean Industries Association and the Oilfield Christian Fellowship. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.

Tracy Price has served as our Executive Vice President – Business Development and Land since March 2013. Prior to that date, Mr. Price served as our Executive Vice President – Land since May 2012. Mr. Price served as the Managing Director – Oil and Gas Division for Natural Resources Partners LLC from 2011 until joining us. Prior to his tenure at Natural Resources Partners, he served as the Senior Vice President – Business Development for Crimson Exploration Inc. from 2005 until 2011. From 2001 until 2005, Mr. Price served as Senior Vice President – Land and Business Development for The Houston Exploration Company. From 1990 to 2001, he served as Manager of Land and Business Development for Newfield Exploration Company. From 1986 to 1990, Mr. Price was Land Manager for Apache Corporation. Prior to Apache, Mr. Price served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company. Mr. Price received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas in 1981.

Edward E. Abels, Jr. has served as our Executive Vice President – General Counsel and Secretary since February 2014. Mr. Abels served as the General Counsel for Texas Crude Energy, LLC from July 2011 until joining us. Prior to his tenure at Texas Crude Energy, he was a shareholder of the law firm of Greenberg Traurig, LLP from December 2007 to July 2011. Prior to Greenberg Traurig, Mr. Abels served in various in-house counsel positions with several energy companies and in private practice with two large law firms. Before receiving his law degree, Mr. Abels served as Senior Drilling Engineer for Tenneco Oil Exploration and Production Company from May 1981 to November 1988, and as Senior Drilling Engineer for ARCO Oil & Gas Company from November 1988 to July 1990. Mr. Abels is a member of the Texas, Louisiana and Colorado bars. Mr. Abels received a Bachelor of Science degree in Petroleum Engineering and a Juris Doctor degree from Louisiana State University in 1981 and 1993, respectively.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.

The primary objectives of our compensation policies and practices for our named executive officers, which consist of our CEO and our CFO, as well as our other three most highly compensated executive officers, for the fiscal year-end December 31, 2013, are to:

•	Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity or equity-based incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by:

•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	Structuring annual incentive compensation so that it is contingent upon the achievement of performance measures intended to reward performance year over year that we believe create stockholder value in the short-term and over the long-term; and

•	Designing each component of executive compensation to be competitive with the compensation practices of oil and gas industry peer companies.

We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.

Administration. Our executive compensation program is administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.

The committee has directly engaged and will engage, from time to time, compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may have input into these assignments.

The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other named executive officers. Generally, the CEO attends the meeting of the committee regarding executive compensation and is available to discuss his recommendations with the committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity or equity-based incentives, and benefits and perquisites for such executives.

Executive Compensation Program. Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and our historical programs and practices consist of the following elements:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity or equity-based incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.

We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. We pay base salaries as compensation that are fixed at a level we think sufficient to be competitive in order to attract and retain executive officers who have extensive experience in the oil and gas industry. Actual total compensation and each element of compensation are intended to be fixed within a range that approximates or targets the salaries, annual cash incentives, long-term equity or equity-based incentive compensation and total compensation of executive officers that is at least within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances. We also provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees.

The amount of additional incentive and reward compensation that the named executive officers are eligible to receive is contingent and may not provide any actual compensation depending upon how well or poorly the business performs, and based on the performance of the individual executive. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.

We use benchmarking from time to time as a tool for determining the appropriate base salaries, annual cash incentives, long-term equity incentives and other financial benefits that comprise total compensation for the named executive officers. However, this tool is subject to the committee’s overall determination as to the appropriate level of compensation for each named executive officer considering all the relevant factors and circumstances, including our business climate and environment, and is otherwise consistent with our compensation philosophy and objectives.

In October 2013, Frederick W. Cook & Co., Inc., the independent compensation consultant engaged directly by the committee, provided the committee with executive compensation data for use by the committee as part of its comparative analysis process. The committee used the data as a basis to include both smaller and larger companies in a peer group similar to the method used by the investment community in comparing the company to peer companies. In 2013, the peer group included Callon Petroleum Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Comstock Resources, Inc., Contango Oil & Gas Company, Forest Oil Corporation, Gastar Exploration Inc., Goodrich Petroleum Corporation, Jones Energy, Inc., Penn Virginia Corporation, Stone Energy Corporation, Swift Energy Company, and W&T Offshore Inc. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons. The committee has and will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation. Neither the committee nor the company engaged Frederick W. Cook & Co., Inc. to provide services unrelated to executive compensation in 2013. Third parties other than Frederick W. Cook & Co., Inc. provided advice and services related to non-executive compensation.

Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and each form of compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.

The committee determines the size and relative size of each element of compensation based primarily on:

•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group from time to time; and

•	individual performance.

The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.

The committee also compares our CEO’s compensation with that of the other named executive officers in order to determine an appropriate level of relative compensation and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.

Additional details regarding each element of our executive compensation program are as follows:

Base Salaries. Base salaries take into consideration the individual titles, duties, responsibilities, scope of control and accountability for each executive position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances.

The committee approves all increases in base salary for our named executive officers. The committee reviews salaries of executive officers at periodic intervals and considers increases, as appropriate, generally at twelve to eighteen month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company.

On February 14, 2013, the Compensation Committee approved base salary adjustments, effective January 1, 2013, for the named executive officers as follows: Charles T. Goodson – from $600,000 to $618,000; W. Todd Zehnder – from $400,000 to $420,000; J. Bond Clement – from $345,000 to $355,000; Arthur M. Mixon, III from $355,000 to $365,000 and Tracy Price from $345,000 to $355,000. Before his untimely death, the base salary of Daniel G. Fournerat, our former Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, was adjusted from $370,000 to $380,000. On January 30, 2014, the

Compensation Committee approved base salary adjustments, effective January 1, 2014, for the named executive officers as follows: Charles T. Goodson – from $618,000 to $636,540; W. Todd Zehnder – from $420,000 to $432,600; J. Bond Clement – from $355,000 to $365,650; Arthur M. Mixon, III – from $365,000 to $375,950 and Tracy Price – from $355,000 to $365,650. The base salary adjustments were consistent with our practice of awarding merit increases based on individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons and relative positions within the company, in addition to other factors.

Base salaries for all named executive officers for 2011, 2012 and 2013 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.

Annual Incentive Compensation. The named executive officers are each eligible for incentive awards under the PetroQuest Energy, Inc. Annual Incentive Plan, adopted May 12, 2010, as amended. The Annual Incentive Plan is administered by the Compensation Committee of the Board of Directors. As part of the plan, each named executive officer is assigned a participation tier (which may be based on salary or responsibility level and the competitive market) as determined by the committee in its sole discretion. Each participation tier is assigned a threshold, and a target and maximum bonus percentage of annual base salary. Awards under the plan are based on the attainment of financial and strategic measures by the company and are paid in cash lump sum amounts after the end of the applicable plan year. Further, the committee may, in its sole discretion, increase or decrease individual awards under the plan based on an individual’s performance, may determine not to make any awards under the plan even if performance criteria have been met or may determine to pay a lesser or greater amount to any employee or group of employees participating in the plan.

For the 2013 plan year, the committee established the minimum, target and maximum bonus for our named executive officers as follows (calculated as a percentage of base salary):

Name and Principal Position	Minimum Bonus	Target Bonus	Maximum Bonus (1)
Charles T. Goodson Chief Executive Officer & President	0%	100%	200%
W. Todd Zehnder Chief Operating Officer	0%	100%	150%
J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer	0%	100%	130%
Arthur M. Mixon, III Executive Vice President, Operations and Production	0%	100%	130%
Tracy Price Executive Vice President, Business Development and Land	0%	100%	130%
Daniel G. Fournerat Former Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	0%	100%	130%

(1)	The maximum bonus for the Chief Operating Officer and each Executive Vice President may be increased to 200% of annual base salary based on the individual’s exemplary performance, as determined by the committee in its sole discretion.

For the 2013 plan year, the committee established performance criteria based on strategic objectives as set forth in the table below and assigned a weight to each objective:

Strategic Objective	Performance Criteria
Organic Growth	Focus on low-cost reserves and economic projects measured by F&D costs, capital efficiency and internal rates of return

Financial	Manage cash flows and effectively contain per unit cash costs (LOE, G&A, severance taxes and interest)

Balance Sheet Management	Maintain stable balance sheet measured by net financial capacity and long-term debt credit statistics; create and maintain liquidity; align cash flows with capital expenditures; reduce debt per Mcfe

Production and Reserves	Grow production and reserves; grow oil inventory and production and maintain reserve life index

M&A Activity and Business Relationships	Maintain positive and prudent perspective on value-added opportunities; maintain appropriate team and resources to assess and capture merger and acquisition opportunities

Discretionary	Assure quality communication and leadership alignment, adherence to corporate governance best practices, appropriate staffing levels and health, safety, environment and compliance metrics; such other measures as may be formulated and determined by the Compensation Committee

During and at the end of 2013, the committee evaluated the strategic objectives and performance criteria and assigned a performance score (from 1 to 5) to each objective and weighted each objective as follows based on the goals established for 2013 and the corresponding results: Organic Growth, 1.0 point weighted 10%; Financial, 2.0 points weighted 10%; Balance Sheet Management, 1.0 point weighted 20%; Production and Reserves, 3.0 points weighted 15%; M&A Activity and Business Relationships, 5.0 points weighted 25% and Discretionary, 3.0 points weighted 20%; for a total of 15 performance points which when interpolated as required by the plan resulted in an award of 14 weighted performance points.

The performance score for each strategic objective was based on the following: Organic Growth – the company’s finding and development costs of $2.84 per Mcfe for 2013 were determined to be above the 10% acceptable limit, while the company’s allocation of capital to higher return areas and basins was determined to be appropriate as was the company’s concentration of its drilling efforts in liquids-rich areas within three core basins; Financial – the company’s cash flow and cash costs exceeded the metrics established in the company’s annual business plan and the bonus plan, while the company successfully positioned itself to access public capital markets, and the company’s management of its capital expenditure funding gap in response to changing market conditions was determined to be adequate but in need of improvement; Balance Sheet Management – the company did not achieve its goal of internally funding 90% of its capital expenditure program, nor was the company able to achieve certain targets with respect to its bank credit facility, including reducing the outstanding balance of its revolving loan facility to less than a targeted amount, maintaining an interest coverage ratio of greater than 5.5x, and maintaining a debt to EBITDA ratio of less than or equal to 2.0x, while the company met its goals related to growing the borrowing base under its bank credit facility and divesting non-core assets through the sale of certain properties in the Woodford Shale and Wyoming; Production and Reserves – the company achieved records for annual production and proved reserves during 2013 as the company was able to grow its liquids production by 36% and produced 38.1 Bcfe during 2013 and ended the year with 302 Bcfe in reserves (as adjusted for the effects of pricing and asset sales), while the company’s reserve life index of 7.9 years fell slightly short of the 8.3 target; M&A Activity and Business Relationships – the company successfully maintained its primary joint venture and other significant business relationships during 2013 and acquired certain producing properties in the shallow waters of the Gulf of Mexico as well as significantly increased its footprint in the rich gas area of the Woodford Shale; Discretionary – it was determined that effective alignment and communication existed between the board of directors and executive management during 2013 and that the company successfully maintained appropriate staffing levels, attracted and retained quality technical personnel, continued to pursue morale enhancement initiatives, achieved satisfactory and acceptable health, safety and environment metrics consistent with expectations, and generally successfully executed against its 2013 business plan.

Having concluded that the company earned 14 weighted performance points under the plan after interpolation as required by the plan, the committee authorized the distribution of cash bonuses to our named executive officers as follows based on the plan: Mr. Goodson was awarded a cash bonus of 90% of salary, or $556,200; Mr. Zehnder was awarded a cash bonus of 90% of salary, or $378,000; Mr. Clement was awarded a cash bonus of 90% of salary, or $319,500; Mr. Mixon was awarded a cash bonus of 90% of salary, or $328,500 and Mr. Price was awarded a cash bonus of 90% of salary, or $319,500. Mr. Fournerat was awarded a cash bonus of 90% of salary, or $342,000, which was paid to his estate.

The annual cash bonus awards for each of our named executive officers for the 2013 performance year are presented under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Equity and Equity-Based Incentive Compensation. The committee provides equity or equity-based incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders.

The PetroQuest Energy, Inc. 2013 Incentive Plan, which was approved by our stockholders in May of 2013, provides for grants of stock options, restricted stock, performance-based awards and other stock-based awards to our named executive officers and other employees. The committee believes that the stock option awards and restricted stock awards granted under the 2013 Incentive Plan provide a significant link between the compensation of the named executive officers and other employees on the one hand and the company’s long-term goals and stockholders’ interests on the other. Prior to the adoption of the 2013 Incentive Plan, the company awarded equity and equity-based compensation to its executive officers pursuant to the PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective May 14, 2008, which was approved by our stockholders in May of 2008. In order to ensure shares of common stock would be available for future awards under the 2013 Incentive Plan and to update the 1998 Incentive Plan, the company froze the 1998 Incentive Plan in connection with the adoption of the 2013 Incentive Plan and no new awards will be granted under the 1998 Incentive Plan.

The PetroQuest Energy, Inc. Long-Term Cash Incentive Plan was approved by our board of directors on November 12, 2012. The Cash Incentive Plan provides for the grants of the following types of awards to our employees, consultants and outside directors, each of which is paid solely in cash: restricted stock units, stock appreciation rights, phantom stock and other stock-based awards. The committee believes that the equity-based awards granted under the Cash Incentive Plan also provide a significant link between the compensation of the named executive officers and other employees on the one hand and the company’s long-term goals and the stockholders’ interests on the other.

The committee exercises its discretion each year in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock and awards paid solely in cash. In 2013, the committee determined the amount of compensation to be distributed in long-term equity incentive awards for named executive officers based on a percentage of base salary, after consideration of a report that included market data furnished by the committee’s compensation consultant in late 2013. This subjective analysis by the committee is based upon an overall review of the performance of the company and management and the committee’s assessment of the appropriate level of long-term equity incentive compensation. The committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of the company’s performance, other than historical market data as furnished from time to time by the committee’s compensation consultant, when and as engaged by the committee.

Stock Options. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of stock options under the 2013 Incentive Plan to executive officers and other employees. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under our 2013 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of our common stock as reported on the NYSE.

Historically and currently, stock options granted under the 2013 Incentive Plan typically vest ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option. Outstanding options that have not vested are forfeited when active service with the company terminates, except in the event of death or disability. In November 2013, the committee awarded incentive stock options to our named executive officers as follows: Mr. Goodson, 85,833; Mr. Zehnder, 51,042; Mr. Clement, 36,979; Mr. Mixon, 38,021; and Mr. Price, 36,979. No incentive stock options or non-qualified stock options were awarded to the named executive officers by the committee during 2012.

Restricted Stock. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of restricted stock under the 2013 Incentive Plan to executive officers and other employees. Transfer restrictions on restricted stock currently lapse over three years in one third increments on each anniversary date of the grant. Restricted stock still subject to transfer restrictions will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.

In November 2013, the committee granted restricted stock awards to our named executive officers as follows: Mr. Goodson, 147,847 shares; Mr. Zehnder, 87,919 shares; Mr. Clement, 63,696 shares; Mr. Mixon, 65,490 shares; and Mr. Price, 63,696 shares. The transfer restrictions on the restricted stock grants lapse over three years as described above. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the transfer restrictions applicable to the shares granted generally lapse over three years. In making the awards, the committee considered individual and collective achievements and contributions of our named executive officers that resulted in maintaining and enhancing corporate liquidity during the extended economic downturn and the prolonged low commodity price environment, an enhanced reserve and production profile, drilling successes, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, maintenance of the company’s reserve life index, and acceptable health, safety and environmental metrics, as well as the limited number of shares available for distribution under our incentive plan to its participants, which has historically included all company personnel.

Restricted Stock Units. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of restricted stock units, which are payable solely in cash, under the Cash Incentive Plan to executive officers and other employees. Transfer restrictions on restricted stock units currently lapse over three years in one third increments on each anniversary date of the grant. Restricted stock units still subject to transfer restrictions will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.

In November 2013, the committee granted restricted stock units to our named executive officers as follows: Mr. Goodson, 88,708 units; Mr. Zehnder, 52,751 units; Mr. Clement, 38,218 units; Mr. Mixon, 39,294 units; and Mr. Price, 38,218 units. The transfer restrictions on the restricted stock units lapse over three years as described above. This annual grant was in recognition of the performance of the named executive officers during their tenure with the company and was designed by the committee to recognize individual performance during that period, but also to include an element of at-risk compensation that aligns the long term interests of the named executive officers with the long term interests of our stockholders, particularly considering that the transfer restrictions applicable to the units granted generally lapse over three years. In making the awards, the committee considered individual and collective achievements and contributions of our named executive officers that resulted in maintaining and enhancing corporate liquidity during the extended economic downturn and the prolonged low commodity price environment, an enhanced reserve and production profile, drilling successes, cost containment in the areas of lease operating expenses, capital expenditures and general and administrative expenses, maintenance of the company’s reserve life index, and acceptable health, safety and environmental metrics.

Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “– Named Executive Officer Compensation – Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.

Benefits and Executive Perquisites. As executives and employees of the company, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the named executive officers. We also provide each named executive officer with term life insurance equal to the executive’s base salary, with minimum and maximum coverage amounts of $400,000 and $500,000, respectively, under a company-sponsored plan at no cost to the named executive. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 6% of the contributions by the named executive officer to the plan. Named executive officers also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive reimbursement of the monthly cost of a local industry-related social and professional club. Finally, all named executive officers are eligible to participate in the 2012 Employee Stock Purchase Plan adopted by our stockholders May 9, 2012, which is generally available to all our employees. Under this plan, participating employees may purchase up to $25,000 of our common stock per calendar year at 85% of the fair market value as set forth in the plan.

Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The awards granted under the 2013 Incentive Plan and the Cash Incentive Plan to named executive officers do not qualify as performance-based under Section 162(m). The committee remains aware of these provisions and may in the future determine to make restricted stock grants or awards under the Annual Incentive Plan whereby all or any of such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by Section 162(m).

Results from the 2013 Annual Meeting Advisory Vote on Executive Compensation. At our 2013 annual meeting, the ballot included an advisory vote on executive compensation, commonly known as “Say-on-Pay.” The vote was not binding upon the company, the Board of Directors or the committee. Of the votes cast, including abstentions, approximately 70% were “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement and the accompanying compensation tables and related narrative disclosure in the proxy statement. The committee was cognizant of this result in its considerations to continue the key components, design, implementation and amounts of our compensation programs.

Other Compensation Matters. We have not formally adopted, but are considering the adoption of, equity or other security ownership requirements or guidelines for executive officers relating to our securities. Other than our insider trading policy, we do not have any policies regarding hedging the economic risk of equity or other security ownership in the company. Our insider trading policy prohibits our directors, officers and employees from short-term trading in our securities, purchasing or carrying our securities on margin or pledging our securities as collateral for a loan, short sales, or buying or selling put options and call options, or hedging or monetization transactions or similar arrangements with respect to our securities.

We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles F. Mitchell, II, M.D., Chairman

Michael L. Finch

W. J. Gordon, III

E. Wayne Nordberg

William W. Rucks, IV

Compensation Policies and Risk Management

As described above, our restricted stock, stock option and restricted stock unit grants are typically subject to a three year vesting period. Our annual cash bonus plan considers several balanced factors and metrics which are appropriately weighted to minimize undue emphasis in any one area of performance. The company believes that these factors, together with a balance of cash and equity awards, and a combination of short term and long term incentives and rewards, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2013. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. Mr. Nordberg is a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Named Executive Officer Compensation

Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal years ended December 31, 2013, 2012 and 2011. We refer to these individuals throughout this proxy statement as the “named executive officers.”

Summary Compensation Table for Fiscal Years Ended December 31, 2013, 2012 and 2011

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Charles T. Goodson	2013	617,308	0	1,001,219	247,199	556,200	34,564	(5)	2,456,490
Chief Executive Officer	2012	596,154	0	1,454,137	0	450,000	159,444		2,695,735
and President	2011	500,000	0	1,260,002	315,619	625,000	37,385		2,738,006
W. Todd Zehnder	2013	419,231	0	595,385	147,000	378,000	35,699	(6)	1,575,315
Chief Operating Officer	2012	399,038	0	934,067	0	300,000	32,611		1,665,716
	2011	375,000	0	824,997	206,653	421,875	31,487		1,860,012
J. Bond Clement	2013	354,615	0	431,351	106,500	319,500	34,417	(7)	1,246,383
Executive Vice President, Chief	2012	336,538	0	668,900	0	258,750	31,926		1,296,114
Financial Officer and Treasurer	2011	305,000	0	610,001	152,799	350,000	31,487		1,449,287
Arthur M. Mixon, III	2013	364,616	0	443,498	109,500	328,500	34,947	(8)	1,281,088
Executive Vice President –
Operations and Production
Tracy Price	2013	354,615	0	431,351	106,500	319,500	35,921	(9)	1,247,887
Executive Vice President –
Business Development and Land
Daniel G. Fournerat	2013	416,155	0	0	0	342,000	23,962	(10)	782,117
Former Executive Vice President,	2012	368,769	0	717,375	0	277,500	27,568		1,391,212
General Counsel, CAO and Secretary	2011	338,000	0	675,999	169,330	363,350	30,967		1,577,646

(1)	Effective January 1, 2014, the annual base salaries of Messrs. Goodson, Zehnder, Clement, Mixon and Price were increased to $636,540, $432,600, $365,650, $375,950 and $365,650, respectively.
(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.
(3)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to the 2013 Incentive Plan for the fiscal year ended December 31, 2013 and the 1998 Incentive Plan and Cash Incentive Plan for the fiscal years ended December 31, 2012 and 2011. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 5, 2014.
(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column for 2013 reflect cash awards earned under our Annual Incentive Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.
(5)	Amount for Mr. Goodson includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $19,138 in medical and dental insurance premiums paid by us on his behalf, (iii) $3,354 in life insurance premiums paid by us on his behalf, and (iv) $597 in organization dues.
(6)	Amount for Mr. Zehnder includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $19,138 in medical and dental insurance premiums paid by us on his behalf, (iii) $3,354 in life insurance premiums paid by us on his behalf, and (iv) $1,732 in organization dues.
(7)	Amount for Mr. Clement includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $19,138 in medical and dental insurance premiums paid by us on his behalf, (iii) $3,354 in life insurance premiums paid by us on his behalf, and (iv) $450 in organization dues.
(8)	Amount for Mr. Mixon includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $19,138 in medical and dental insurance premiums paid by us on his behalf, (iii) $3,354 in life insurance premiums paid by us on his behalf, and (iv) $980 in organization dues.
(9)	Amount for Mr. Price includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $19,138 in medical and dental insurance premiums paid by us on his behalf, (iii) $3,354 in life insurance premiums paid by us on his behalf, and (iv) $1,954 in organization dues.
(10)	Amount for Mr. Fournerat includes (i) $11,475 in matching contributions made by us under our 401(k) plan, (ii) $8,683 in medical and dental insurance premiums paid by us on his behalf, (iii) $2,086 in life insurance premiums paid by us on his behalf and (iv) $1,718 in organization dues.

Grants of Plan-Based Awards Table. The following table provides information on stock options, restricted stock and restricted stock units granted in 2013 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of restricted stock, restricted stock unit and stock option awards will ever be realized.

Grants of Plan-Based Awards for Fiscal Year-End December 31, 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Closing Price on Grant	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Units (#) (2)		Options (#) (2)		Awards ($/Sh)	Date ($/Sh)	Award ($)
Charles T. Goodson	N/A	0	618,000	1,236,000	—				—	—	—
	11/12/2013						85,833	(2)	4.18	4.11	247,199
	11/12/2013				147,847	(3)					618,000
	11/12/2013				88,708	(4)					383,219
W. Todd Zehnder	N/A	0	420,000	630,000	—				—	—	—
	11/12/2013						51,042	(2)	4.18	4.11	147,000
	11/12/2013				87,919	(3)					367,501
	11/12/2013				52,751	(4)					227,884
J. Bond Clement	N/A	0	355,000	461,500	—				—	—	—
	11/12/2013						36,979	(2)	4.18	4.11	106,500
	11/12/2013				63,696	(3)					266,249
	11/12/2013				38,218	(4)					165,102
Arthur M. Mixon, III	N/A	0	365,000	474,500	—				—	—	—
	11/12/2013						38,021	(2)	4.18	4.11	109,500
	11/12/2013				65,490	(3)					273,748
	11/12/2013				39,294	(4)					169,750
Tracy Price	N/A	0	355,000	461,500	—				—	—
	11/12/2013						36,979	(2)	4.18	4.11	106,500
	11/12/2013				63,696	(3)					266,249
	11/12/2013				38,218	(4)					165,102
Daniel G. Fournerat	N/A	—	—	—	—		—		—	—	—

(1)	The amounts shown reflect possible payouts under our Annual Incentive Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.
(2)	Grants of stock options are made pursuant to our 2013 Incentive Plan.
(3)	Grants of restricted stock awards are made pursuant to our 2013 Incentive Plan.
(4)	Grants of restricted stock units are made pursuant to our Cash Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “– Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreements with our named executive officers. See “– Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options, shares of restricted stock and restricted stock units that have not vested for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Charles T. Goodson	111,593	—		7.08	10/09/2019	329,327	(5)	1,422,693
	41,177	20,588	(2)	7.54	09/09/2021	213,708	(6)	923,219
	—	85,833	(3)	4.18	11/12/2023			—
W. Todd Zehnder	26,000	—		3.17	01/26/2014	197,518	(7)	853,278
	15,000	—		3.21	05/12/2014	127,751	(8)	551,884
	163,916	—		7.08	10/09/2019	—		—
	26,961	13,480	(2)	7.54	09/09/2021	—		—
	—	51,042	(3)	4.18	11/12/2023	—		—
J. Bond Clement	14,000	—		4.93	10/13/2014	140,004	(9)	604,817
	47,270	—		7.08	10/09/2019	95,718	(10)	413,502
	19,935	9,967	(2)	7.54	09/09/2021	—		—
	—	36,979	(3)	4.18	11/12/2023	—		—
Arthur M. Mixon, III	75,000	—		3.17	01/26/2014	156,344	(11)	675,406
	35,000	—		3.38	05/05/2014	98,460	(12)	425,347
	54,959	—		7.08	10/09/2019	—		—
	22,533	11,267	(2)	7.54	09/09/2021	—		—
	—	38,021	(3)	4.18	11/12/2023	—		—
Tracy Price	14,496	28,991	(4)	5.26	05/08/2022	117,344	(13)	506,926
		36,979	(3)	4.18	11/12/2023	52,593	(14)	227,202
Daniel G. Fournerat	45,000	—		3.38	05/06/2014	—		—
	54,959	—		7.08	10/09/2019	—		—
	33,137	—		7.54	09/09/2021	—		—

(1)	Calculated based upon the closing market price of our common stock on December 31, 2013, which was $4.32 per share.
(2)	These options will vest on September 9, 2014.
(3)	These options will vest in three equal installments on each of November 12, 2014, November 12, 2015 and November 12, 2016.
(4)	These options will vest on each of May 8, 2014 and May 8, 2015.
(5)	The transfer restrictions on these shares of restricted stock will lapse as follows: 24,248 on March 11, 2014; 12,741 on October 9, 2014; 21,480 on February 18, 2015; 55,703 on September 9, 2014; 33,654 on each of November 12, 2014 and November 12, 2015; and 49,283 on November 13, 2014 and 49,282 on each of November 13, 2015 and November 13, 2016.
(6)	These restricted stock units will vest as follows: 62,500 on each of November 12, 2014 and November 12, 2015, 29,570 on November 13, 2014 and 29,569 on each of November 13, 2015 and November 13, 2016.
(7)	The transfer restrictions on these shares of restricted stock will lapse as follows: 11,348 on March 11, 2014; 7,298 on October 9, 2014; 14,097 on February 18, 2015; 26,967 on each of September 9, 2013 and September 9, 2014; 20,192 on each of November 12, 2014 and November 12, 2015; 29,307 on November 13, 2014 and 29,306 on each of November 13, 2015 and November 13, 2016.
(8)	These restricted stock units will vest as follows: 37,500 on each of November 12, 2014 and November 12, 2015, 17,584 on each of November 13, 2014 and November 13, 2015 and 17,583 on November 13, 2016.
(9)	The transfer restrictions on these shares of restricted stock will lapse as follows: 4,122 on March 11, 2014; 5,397 on October 9, 2014; 8,861 on February 18, 2015; 26,967 on September 9, 2014; 15,480 on November 12, 2014 and 15,481 on November 12, 2015; and 21,232 on each of November 13, 2014, November 13, 2015 and November 13, 2016.
(10)	These restricted stock units will vest as follows: 28,750 on each of November 12, 2014 and November 12, 2015, 12,740 on November 12, 2014 and 12,739 on each of November 12, 2015 and November 12, 2016.
(11)	The transfer restrictions on these shares of restricted stock will lapse as follows: 11,348 on March 11, 2014; 6,275 on October 9, 2014; 10,891 on February 18, 2015; 30,482 on September 9, 2014; 15,929 on each of November 12, 2014 and November 12, 2015; 21,830 on each of November 13, 2014, November 13, 2015 and November 13, 2016.
(12)	These restricted stock units will vest as follows: 29,583 on each of November 12, 2014 and November 12, 2015, and 13,098 on each of November 13, 2014, November 13, 2015 and November 13, 2016.
(13)	The transfer restrictions on these shares of restricted stock will lapse as follows: 22,954 on each of July 15, 2014 and July 15, 2015, 3,870 on each of November 12, 2014 and November 12, 2015; and 21,232 on each of November 13, 2014, November 13, 2015 and November 13, 2016.
(14)	These restricted stock units will vest as follows: 7,188 on November 12, 2014 and 7,187 on November 12, 2015, 12,740 on November 13, 2014 and 12,739 on each of November 13, 2015 and November 13, 2016.

Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2013 upon the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested as of Fiscal Year-End December 31, 2013

	Option Awards				Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles T. Goodson	—		—		182,712	757,791
W. Todd Zehnder	—		—		111,988	465,337
J. Bond Clement	—		—		81,933	340,405
Arthur M. Mixon, III	—		—		91,641	380,316
Tracy Price	—		—		34,020	152,451
Daniel G. Fournerat	115,000	(2)	108,100	(2)	246,053	1,033,003

(1)	Includes restricted stock unit awards paid in 2013.
(2)	Stock options exercised following Mr. Fournerat’s death by his estate or by persons acquiring them through his estate.

Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have employment agreements with our named executive officers Charles T. Goodson, W. Todd Zehnder, J. Bond Clement, Arthur M. Mixon, III and Tracy Price providing for annual base salaries of $636,540, $432,600, $365,650, $375,950 and $365,650, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.

Each of the employment agreements has a term of three years. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.

Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.

We also have termination agreements with Messrs. Goodson, Zehnder, Clement, Mixon and Price providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.

The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Zehnder, Clement, Fournerat, Mixon and Price.

Charles T. Goodson

Chairman of the Board, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	618,000	618,000	0	1,236,000
Annual Cash Incentive (3)	0	0	0	0	0	1,518,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	12,017	12,017	12,017
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,422,693	1,422,693	1,422,693
RSUs (Unvested and Accelerated) (6)	0	0	0	923,219	923,219	923,219
Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	0	0	19,138	0	0	38,276
Tax Gross-up (8)	0	0	0	0	0	2,036,352

Total	0	0	637,138	2,975,929	2,357,929	7,186,557

W. Todd Zehnder

Chief Operating Officer

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	420,000	420,000	0	840,000
Annual Cash Incentive (3)	0	0	0	0	0	1,020,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	7,146	7,146	7,146
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	853,278	853,278	853,278
RSUs (Unvested and Accelerated) (6)	0	0	0	551,884	551,884	551,884
Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	0	0	19,138	0	0	38,276
Tax Gross-up (8)	0	0	0	0	0	1,327,392

Total	0	0	439,138	1,832,308	1,412,308	4,637,976

J. Bond Clement

Executive Vice President, Chief Financial Officer and Treasurer

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	355,000	355,000	0	710,000
Annual Cash Incentive (3)	0	0	0	0	0	872,500
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	5,177	5,177	5,177
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	604,817	604,817	604,817
RSUs (Unvested and Accelerated) (6)	0	0	0	413,502	413,502	413,502
Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	0	0	19,138	0	0	38,276
Tax Gross-up (8)	0	0	0	0	0	1,072,792

Total	0	0	374,138	1,378,496	1,023,496	3,717,064

Arthur M. Mixon, III

Executive Vice President – Operations and Production

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	365,000	365,000	0	730,000
Annual Cash Incentive (3)	0	0	0	0	0	897,500
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	5,323	5,323	5,323
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	675,406	675,406	675,406
RSUs (Unvested and Accelerated) (6)	0	0	0	425,347	425,347	425,347
Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	0	0	19,138	0	0	38,276
Tax Gross-up (8)	0	0	0	0	0	0

Total	0	0	384,138	1,471,076	1,106,079	2,771,852

Tracy Price

Executive Vice President – Business Development and Land

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	355,000	355,000	0	710,000
Annual Cash Incentive (3)	0	0	0	0	0	872,500
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	5,177	5,177	5,177
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	506,926	506,926	506,926
RSUs (Unvested and Accelerated) (6)	0	0	0	227,202	227,202	227,202
Benefits and Perquisites
Health and Welfare Benefits Continuation (7)	0	0	19,138	0	0	38,276
Tax Gross-up (8)	0	0	0	0	0	1,165,950

Total	0	0	374,138	1,094,305	739,305	3,526,031

(1)	For purposes of this analysis, we assumed that the effective date of termination is December 31, 2013, the price per share of our common stock on the date of termination is $4.32 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $618,000 and annual incentive target opportunity is equal to 100% of base salary; Mr. Zehnder’s base salary is equal to $420,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Clement’s base salary is equal to $355,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Mixon’s base salary is equal to $365,000 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Price’s base salary is equal to $355,000 and short-term incentive target opportunity is equal to 100% of base salary.
(2)	Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.
(3)	Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Incentive Bonus Plan pro rated for the plan year in which the “change in control” occurs, which amount is payable on a date to be determined by the Compensation Committee in its sole discretion. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Incentive Bonus Plan.
(4)	Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan and the incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”
(5)	Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan and the incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”
(6)	Pursuant to the terms of our Cash Incentive Plan and incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”
(7)	Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.
(8)	In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.

On September 2, 2013, Daniel G. Fournerat, our former Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, passed away suddenly of natural causes. As a result, in addition to the annual bonus of $342,000 discussed above and $26,049 in group health premiums (based on COBRA premiums for three years) for Mr. Fournerat’s dependents, Mr. Fournerat’s spouse or his estate received the salary continuation payments to which Mr. Fournerat was entitled pursuant to his employment agreement with the company.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2013:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,892,493	$5.67	3,087,021
Equity compensation plans not approved by security holders	0	0	0
Total	1,892,493	$5.67	3,087,021

(1)	Includes options outstanding under the 1998 Incentive Plan and the 2013 Incentive Plan. The total number of shares of common stock available for issuance under the 1998 Incentive Plan was equal to the greater of (i) 15% of the number of issued and outstanding shares of our common stock as of the first day of our then-current fiscal quarter or (ii) 8,000,000. Upon the approval of the 2013 Incentive Plan by our stockholders in May 2013, the 1998 Incentive Plan was frozen and no new awards have been or will be issued under the 1998 Incentive Plan. The total number of shares of common stock initially available for issuance under the 2013 Incentive Plan is 4,500,000.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.

Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson or his affiliates are working interest owners and overriding royalty interest owners and E. Wayne Nordberg and William W. Rucks, IV, are working interest owners in certain properties operated by us or certain properties in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, they are entitled to receive their proportionate share of revenues in the normal course of business.

During 2013, in his capacity as a working interest owner or overriding royalty interest owner, revenues, net of costs, were disbursed to Mr. Goodson or his affiliates in the amount of $92,000, and with respect to Mr. Nordberg, costs billed exceeded revenues disbursed in the amount of $200. No such disbursements were made to Mr. Rucks. With respect to Mr. Goodson, gross revenues attributable to interests, properties or participation rights held by him prior to joining us as an officer and director on September 1, 1998 represent all of the gross revenue received by him in 2013.

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. At December 31, 2013, our joint interest billing receivable included approximately $19,000 from the related parties discussed above or their affiliates, attributable to their share of costs. This represents less than 1% of our total joint interest billing receivable at December 31, 2013.

Charter Aircraft. Periodically, we charter private aircraft for business purposes pursuant to an arrangement by which we pay a third party operator for the use of flight hours owned by Mr. Goodson through a fractional ownership arrangement with this third party operator. During 2013, we did not pay any amounts to this third party operator for use of such flight hours.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: J. Bond Clement was late in filing two Form 4s disclosing seven transactions; Michael L. Finch was late in filing one Form 4 disclosing one transaction; Daniel G. Fournerat was late in filing one Form 4 disclosing two transactions; Charles T. Goodson was late in filing two Form 4s disclosing three transactions; Arthur M. Mixon was late in filing two Form 4s disclosing three transactions; E. Wayne Nordberg was late in filing one Form 4 disclosing two transactions; Tracy Price was late in filing one Form 4 disclosing two transactions; and W. Todd Zehnder was late in filing two Form 4s disclosing three transactions.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2013, our Quarterly Reports on Form 10-Q and other information are available on our website (www.petroquest.com) and may also be obtained by calling (337) 232-7028 or writing to the address below:

PetroQuest Energy, Inc.

Corporate Communications

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2015 annual meeting of stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than December 9, 2014.

If you intend to present a proposal at our 2015 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2015 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 23, 2015 and no earlier than January 21, 2015, and it must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2015 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2014 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,

/s/ Edward E. Abels, Jr.
Edward E. Abels, Jr. Executive Vice President – General Counsel and Secretary

April 8, 2014

PETROQUEST ENERGY, INC. 400 E. KALISTE SALOOM RD. STE. 6000 LAFAYETTE, LA 70508

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 Charles T. Goodson 02 William W. Rucks, IV 03 E. Wayne Nordberg 04 Michael L. Finch 05 W.J. Gordon, III
06 Charles F. Mitchell, II
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.							☐	☐	☐

3	Advisory approval of the Company’s executive compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

PETROQUEST ENERGY, INC.
Annual Meeting of Stockholders
May 21, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of PetroQuest Energy, Inc. (the “Company”), revoking all prior proxies, hereby appoints Charles T. Goodson, W. Todd Zehnder and Edward E. Abels, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 1100 Camellia Blvd., Lafayette, Louisiana 70508, on Wednesday, May 21, 2014, at 9:00 a.m., Lafayette time, and at any postponement or adjournment of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote.

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR the election of all of the nominees for director in proposal 1, and FOR proposals 2 and 3 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any postponement or adjournment of said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

(Continued and to be marked, dated and signed on reverse side)